Exhibit 10.8

Master Agreement for Mutual Monetary Payments

This Master Agreement, made and entered into as of the date last below written, by and between UBIC Inc. (hereinafter referred to as “UBIC”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (hereinafter referred to as the “Bank”) for transactions consisting of mutual monetary payments and receipts (hereinafter referred to as “Mutual Monetary Payments”) following the acknowledgement and confirmation of the banking transaction agreement separately reached between the parties,

WITNESSETH:

Article 1 (Banking Transaction Agreement, Master Agreement, Subsidiary Agreement, and Transaction Confirmation)

1. The parties shall execute relating to mutual monetary payments between the parties a transaction agreement for mutual monetary payments (hereinafter referred to as “Transaction Agreement”) on the basis of this Master Agreement and various subsidiary agreements separately entered into between the parties relating to mutual monetary payments (hereinafter referred to as “Subsidiary Agreement”), and promptly prepare, and affix their respective seals to, or sign, a document in duplicate that describes transaction terms applicable to the Transaction Agreement (hereinafter referred to as “Transaction Confirmation”), each party holding one copy. This Master Agreement, the Subsidiary Agreement and each Transaction Confirmation together shall constitute one agreement (hereinafter this Master Agreement and the Subsidiary Agreement shall collectively be referred to as “this Agreement”). Even before the Transaction Confirmation is prepared, the Transaction Agreement shall be deemed to have been entered into upon a verbal agreement being reached between the parties.

2. Except as otherwise agreed between the parties, for the purpose of this Agreement a mutual monetary payment shall mean the transaction set forth in the Subsidiary Agreement and the transaction agreement set forth in Paragraph 1 of Article 2 hereof, regardless of whether such transaction or agreement is expressly stated in the Transaction Confirmation as being subject to this Agreement and including the case where it is stated as being subject to any other agreement.

3. If there should exist any conflict between the Banking Transaction Agreement, this Master Agreement, the Subsidiary Agreement and each Transaction Confirmation, the provisions of this Master Agreement shall prevail over the provisions of the Banking Transaction Agreement, the provisions of the Subsidiary Agreement shall prevail over the provisions of this Master Agreement, and the provisions of the Transaction Confirmation shall prevail over the provisions of the Subsidiary Agreement. If subsequent to the execution of the Subsidiary Agreement another Subsidiary Agreement of a new version is entered into, a new Transaction Agreement to be executed shall be governed by the Subsidiary Agreement of the latest execution date. Except as otherwise agreed in writing, the Subsidiary Agreement executed in a new version shall not deemed to cause the Subsidiary Agreement that governs Transaction Agreements entered into at earlier dates to be modified.

4. Except as otherwise agreed between the parties, this Master Agreement shall apply to any and all transaction agreements executed between the parties regardless of whether they are executed before or after the execution of this Master Agreement.

Article 2 (Treatment of the Existing Transaction Agreements)

1. If there exist any transaction agreements entered into between the parties prior to the execution of this Master Agreement (hereinafter the documents setting forth transaction and other terms for such existing transaction agreements shall be referred to as the “Old Transaction Confirmations”), unless otherwise agreed between the parties, this Master Agreement shall also apply to such transaction agreements, which shall not be governed any longer by the master agreement on which they were dependent; provided, however, that transaction agreements that are based on any “master agreement for mutual monetary payments” (master derivatives transaction agreement) (hereinafter referred to as the “Old Master Agreement”) shall be subject to the subsidiary agreements that are based on the Old Master Agreement (hereinafter referred to as the “Old Subsidiary Agreement”). Regardless of whether they are written in English or Japanese, the already executed transaction agreements referred to above shall not be limited to transactions contracted pursuant to a “master agreement for mutual monetary payments,” a “master agreement for mutual monetary payments (master derivatives transaction agreement)” or a “master agreement for non-deliverable forward foreign exchange contracts” if there are any so-named agreements, nor to forward exchange option transactions (currency option transactions) contracted pursuant to a “forward exchange transaction agreement” or a “foreign exchange transaction agreement,” and include transactions based on other master agreements and individual agreements.

2. In the case under the foregoing Paragraph, this Master Agreement and each Old Transaction Confirmation shall together constitute one agreement. If any conflicts exist between the Banking Transaction Agreement, this Master Agreement and the Old Transaction Confirmation, the provisions of this Master Agreement shall prevail over the provisions of the Banking Transaction Agreement, and the provisions of the Old Transaction Confirmation shall prevail over the provisions of this Master Agreement; provided, however, that as set forth in the proviso of the foregoing Paragraph, in a case where the Old Subsidiary Agreement applies, this Master Agreement, the Old Subsidiary Agreement and each Old Transaction Confirmation shall together constitute one agreement, and the provisions of the Old Subsidiary Agreement shall prevail over the relevant provisions of this Master Agreement, and the provisions of the Old Transaction Confirmation shall prevail over the relevant provisions of the Old Subsidiary Agreement.

3. In the case under Paragraph 1 of this Article a Transaction Agreement shall continue to be identical with the existing transaction agreement, not modifying or changing the components of the agreement (the method for paying or receiving money, benchmark interest rates, etc.).

Article 3 (Payments and Receipts)

1. The parties shall pay or receive money in accordance with this Agreement and each Transaction Confirmation.

2. If in a case of mutual monetary payments to be made under the same Transaction Confirmation each of the two parties owes to the other party payment obligations that are payable on the same day and in the same currency, then the party shall deduct from its account payable to the other party an amount receivable from such other party and pay or receive what remains as the balance.

3. All payments to be made under this Article shall be made without deducting or withholding taxes. If either party is required to deduct or withhold any taxes from any payment, the party shall deduct or withhold such taxes, and increase the actual payment amount so that the other party may receive an amount which it should were it not for such deduction or withholding.

4. Unless otherwise provided in the Transaction Confirmation if a payment in yen to be made by a party involves fractions of a yen, then fractions less than a yen shall be rounded down for each transaction, and if a payment in a foreign currency involves any fractions of the smallest unit of such currency, fractions less than the smallest unit shall be rounded for each transaction. The “smallest unit of currency” as referred to here means the smallest unit of a currency that has mandatory circulating power.

5. Unless otherwise provided in the Transaction Confirmation the payment of a payable amount in a case where the payable amount of interest turns negative and causes the calculated payable amount to be negative shall mean that the payer of the payable amount will receive from the other party an amount equivalent to the absolute value of such payable amount.

6. If a party (“defaulting party”) fails to pay the whole or a part of its payment obligations payable to the other party (“non-defaulting party”) under a Transaction Agreement governed by this Agreement, the non-defaulting party may deduct the unpaid amount of the defaulting party’s payment obligations from its undue payment obligations owed to the defaulting party upon their maturity. If both parties’ payment obligations are denominated in different currencies such deduction shall be made as converted at the exchange rate between the two currencies quoted by the person designated by the non-defaulting party (including the “Bank”) for the time and date indicated by the non-defaulting party.

7. UBIC’s payment to the Bank under this Agreement and each Transaction Confirmation shall be processed on the payment date by the method set forth in the document separately submitted by UBIC to the Bank in connection with the transactions conducted under this Agreement (hereinafter referred to as the “Transfer Request”). In a case where there exists an “automatic transfer request/receiving method instruction” or a “bank account transfer request” designed for mutual monetary payments which were submitted by UBIC to the Bank prior to the date of execution of this Master Agreement (the two requests being hereinafter referred to as the “Old Transfer Request”), UBIC’s payment to be made to the Bank before the submission of the Transfer Request shall continue to be processed by the method set forth in the Old Transfer Request even after the date of execution of this Master Agreement (in this case, if the Old Transfer Request indicates “the master agreement for mutual monetary payments” entered into between the parties as of a date earlier than the date of execution of this Master Agreement as an instrument to be depended upon by such Old Transfer Request, then the old “master agreement for mutual monetary payments” shall be deemed to be replaced with this Master Agreement), and after the submission of the Transfer Request, UBIC’s payment shall be processed by the method set forth in the Transfer Request on and after the date of such submission; provided, however, that payments relative to currency option transactions may be processed by the method set forth in the document separately submitted by UBIC to the Bank relative to foreign exchange transactions.

8. The Bank’s payments to UBIC under this Agreement and each Transaction Confirmation shall be made on the payment date by the Bank’s transfer to the bank account in the name of UBIC designated in advance by UBIC (hereinafter referred to as the “Designated Deposit Account”) using the Transfer Request or other means. If the Bank cannot make payment to the indicated bank account because the account is closed or does not accept the currency used for the payment, the Bank shall either make payment at UBIC’s another deposit account or withhold the payment and designate a new payment method to UBIC. In this case the Bank shall not be held liable for a delayed payment for the reason described in this Paragraph.

9. If in making payment under Paragraph 7 of this Article the balance amount kept in the Designated Deposit Account on the payment date falls short of the amount required for payment, the Bank may make the payment at a later date pursuant to Paragraph 7 of this Article when the balance will fully cover the payment amount, or pay a part of the payable amount at a date later than the designated payment date, pursuant to Paragraph 7 of this Article.

10. If the Bank faces any technical trouble in making payment under Paragraphs 7, 8 and 9 of this Article, UBIC and the Bank shall cooperate with each other in removing such trouble changing the payment of method whenever appropriate.

Article 4 (Premium)

The Parties hereby acknowledge that in a case where a party pays the other party the premium payable under a Transaction Agreement governed by this Agreement at the rate and by the method determined by the Bank, the paying party shall not require the other party to refund the paid amount unless such other party agrees to the refund in writing. If a party fails to pay the other party by the payment date the premium determined in advance, such other party may terminate the Transaction Agreement.

Article 5 (Determination of Yen Amount in a Case of Delayed Payment)

1. In a case where a party (“paying party”) fails to pay the other party (“receiving party”) an amount payable under this Agreement and the related Transaction Agreement by 3 p.m. Tokyo time on the payment date, and the amount payable on such payment date pursuant to the Transaction Agreement is denominated in a foreign currency, then, unless otherwise provided in the Transaction Agreement, the receiving party may, at any time after such payment date, convert such unpaid amount denominated in a foreign currency into Japanese yen. In this case, the paying party shall pay the unpaid amount as converted into Japanese yen at the foreign exchange rate quoted at the time and the date by the person (including the Bank) designated by the receiving party.

2. In the case under the foregoing Paragraph the provisions under Paragraphs 2 through 10 of Article 3 hereof shall be applied mutatis mutandis to the payment of the yen-converted amount.

Article 6 (Termination)

1. Neither party may terminate any Transaction Agreement governed by this Agreement if such termination falls under Article 4, Paragraph 2 or 3 of this Article or Article 10, or unless otherwise agreed in writing in advance by the parties. Either party may, however, terminate a Transaction Agreement governed by this Agreement, in a case, and only in a case where the party notifies the other party of its intent to terminate this Agreement and has the other party agree to the termination including relative to the terms of termination such as payment of expenses, fees, damages and the like that may result from the termination. In this case, the parties shall prepare, and affix their respective names and seals to, a document in duplicate that confirms the termination as agreed by both parties, each party holding one copy.

2. If any of the events specified in Items of Paragraph 1 of Article 5 of the Banking Transaction Agreement occurs to a party, all the Transaction Agreements that are governed by this Master Agreement shall be deemed to have automatically been terminated without notice from the other party.

3. If any of the events specified in Items of Paragraph 2 of Article 5 of the Banking Transaction Agreement (exclusive, however, of Item 5 with respect to the Bank) occurs to a party, the other party may request that any affected Transaction Agreement governed by this Master Agreement be terminated wholly or partially.

4. The party to which any of the events set forth in Paragraph 2 or 3 of this Article occurs shall hereinafter be referred to as the Defaulting Party, and the party that may terminate any Transaction Agreement governed by this Master Agreement, the Terminating Party.

Article 7 (Payment and Calculation of Damages Resulting from Termination of Transaction Agreement)

1. Unless otherwise agreed in advance in writing, the expenses and fees resulting from the cancellation of any transaction under Article 6 hereof as well as damages suffered by the Terminating Party shall entirely be borne by the Defaulting Party, who shall pay for such expenses, fees and damages immediately except where the Terminating Party reasonably sets the payment date separately (in which case such payment date shall be referred to as the “Fund Delivery Date”).

2. The expenses, fees and damages referred to in the foregoing Paragraph shall be calculated for each Transaction Agreement using the method chosen by the Terminating Party from among the methods given below for each Transaction Agreement. In the cases under Paragraph 1 of Article 6 and Article 10 hereof the Bank shall be deemed to be the Terminating Party.

(1) All the expenses, fees and damages that shall be incurred in an assumed case where the Terminating Party terminates a Transaction Agreement and enters into or is assumed to enter into a substitute agreement with the market participant chosen by the Terminating Party for the remaining period of such cancelled agreement that should have continued to exist were it not for the termination. In this case, the expenses, fees and damages shall be calculated using the method chosen by the Terminating Party.

(2) The expenses calculated from the amount obtained by arithmetically averaging the amounts of fees, exclusive of their maximum and minimum values, that were presented by the market participants referred to below, as well as the expenses incurred in the calculations, on the assumption that the Terminating Party will terminate the relevant Transaction Agreement and, following the payment of a certain amount of fee, will enter into a substitute agreement with three or more market participants chosen by the Terminating Party for the remaining period of the terminated Transaction Agreement that should have continued to exist were it not for the termination. If two or more market participants present the same maximum or minimum value, the amounts of fees shall be arithmetically averaged by excluding only one of the maximum and/or minimum values.

(3) Any and all expenses (including those resulting from hedging and other transactions conducted by the Terminating Party relative to the relevant transaction), fees and damages that are reasonably determined by the Terminating Party to have been incurred by the

Terminating Party because of the termination of the relevant Transaction Agreement.

3. If in the case of termination under Paragraph 2 of Article 6 the Terminating Party immediately did not know the fact that fits into the relevant cause, or required a considerable length of time to verify or determine that the fact fits into the cause, or required a considerable length of time to complete the termination procedure after knowing the fact or verifying or determining that the fact fits into the cause, or any other reasonable reason exists, then for calculations under Paragraph 2 of this Article the Terminating Party may determine the day for actually calculating damages or surplus resulting from the termination (hereinafter referred to as the “Termination Calculation Day”) to be the day the Terminating Party reasonably designates after the date of termination.

4. If in a case of termination under Paragraph 3 of Article 6 or Article 10 hereof the Terminating Party immediately did not know the fact that the notice by the Terminating Party had reached the Defaulting Party or required a considerable length of time to complete the termination procedure after learning that the notice by the Termination had reached the Defaulting Party, or any other compelling reason exists, for calculations under Paragraph 2 of this Article the Terminating Party may determine the Termination Calculation Day to be the day it reasonably designates after the date of termination.

5. If the expenses, fees or damages under Paragraph 2 of this Article are calculated in a currency other than Japanese yen, then they may be converted into yen amounts by the Terminating Party at the foreign exchange rate quoted by the bank designated by the Terminating Party (including the Bank if it is the Terminating Party) at the time of their calculation or recognition.

6. If the amounts calculated under Paragraph 2 or 5 of this Article turn out to be negative, the Terminating Party shall pay to the Defaulting Party an amount equivalent to their absolute value.

7. If there are two or more Transaction Agreements, and there are both positive and negative amounts as calculated under Paragraph 2 or 5 of this Article, which are in the same currency, then the Defaulting Party or the Terminating Party shall pay the balance between the positive and negative amounts. However, if the amount calculated under Paragraph 2 of this Article is in a foreign currency, the balance between the positive and negative amounts shall first be calculated in the relevant foreign currency and the resulting balance if any shall be converted into Japanese yen under Paragraph 5 of this Article.

8. Except in the cases provided for in this Article, the Terminating Party shall not be held liable for any damages incurred by the Defaulting Party due to the termination of the Transaction Agreement under Article 6 hereof unless otherwise agreed in writing by the Parties.

9. The provisions of Paragraphs 2 through 10 of Article 3 hereof shall apply mutatis mutandis to this Article. In a case where Paragraph 3 or 4 of this Article applies, the amount calculated as of the Termination Calculation Date shall be the amount calculated as of the date of termination and the Parties shall settle the resulting balance.

Article 8 (Delinquency Charges, etc.)

1. If in a case where a party (“delinquent party”) delays in paying the other party (“non-delinquent party”) an amount payable under this Agreement and the relevant Transaction Agreement such amount is yen-denominated or has been converted into yen under Article 5 hereof, the delinquent party shall pay delinquency charges calculated by applying the higher of 14% per year or the funding rate of the bank designated by the non-delinquent party (including the Bank if it is the other party) plus 2%, to the amount payable to the non-delinquent party for the period running from the due date to the date of completion of the payment. The delinquency charges shall be calculated on a per diem basis using a 365-day year.

2. If in a case where a party (“delinquent party”) delays in paying the other party (“non-delinquent party”) an amount payable in a foreign currency the relevant Transaction Confirmation “provides otherwise” as referred to in Paragraph 1 of Article 5 hereof or the foreign currency-denominated amount is not converted into Japanese yen at the option of the other party, then the delinquent party shall pay delinquency charges calculated by applying the higher of 14% per year or the funding rate of the bank designated by the non- delinquent party (including the Bank if it is the non-delinquent party) plus 2%, to the amount payable to the non-delinquent party for the period running from the due date to the date of completion of the payment. In this case the delinquency charge shall be calculated on a per diem basis using a 360-day year; however, if the number of days per year customarily used for calculating interest in the relevant currency is 365, the delinquency charge shall be calculated on a per diem basis using a 365-day year. If a part or the whole of the calculation period belongs to a leap year, then the delinquency charge shall be calculated by the formula given below:

Of the calculation period the number of		Of the calculation period the number of actual
actual days that belong to the leap year	+	days that do not belong to the leap year
366		365

3. If in a case where a party (“paying party”) shall pay an amount to the other party (“receiving party”) the paying party delays in payment, the receiving party may withhold its own payment to the paying party. In this case the paying party shall acknowledge that the receiving party will not be held liable for a delayed payment.

4. The payment of delinquency charges under this Article shall be subject to the provisions of Paragraphs 6 through 10 of Article 3 hereof as applied mutatis mutandis.

5. Except as otherwise provided in this Agreement and the relevant Transaction Confirmation the defaulting party shall bear and immediately pay the other party all the expenses, fees and damages resulting from its default.

Article 9 (Offsetting)

A party may offset its receivables or payables created under this Agreement and each Transaction Agreement against its receivables or payables created under other transactions in accordance with terms of agreement under the Banking Transaction Agreement.

Article 10 (Termination or Discussion due to Changed Circumstances)

1. If it becomes impossible for a party to carry out this Agreement or any Transaction Agreement because of the imposition of a withholding tax on its payment to the other party under the relevant Transaction Agreement, restrictions implemented by a foreign exchange and foreign trade law or other law, closure of the international financial market inside or outside the party’s country, enactment, modification or abolition of any applicable laws or regulations, or any other cause not attributable to the party, the affected party may request the other party to discuss modification or termination of, or any other matter relating to, this Agreement. If the parties fail to agree on, or find it impossible to discuss, such issues for a reasonable reason, either party may terminate wholly or partially this Agreement and the Transaction Agreement upon a written notice to the other party.

2. Calculation and payment of, or other matters relating, to expenses, fees and damages to be incurred by the parties in the foregoing case shall be subject to the provisions of Article 7 hereof as applied mutatis mutandis.

Article 11 (No Assignment or Pledge)

Without the prior written approval of the other party neither party may assign to, or pledge in favor of a third party, or otherwise dispose of, its rights or obligations or contractual status created under this Master Agreement and the relevant Transaction Agreement.

Article 12 (Independence of Transactions from Agreement)

The parties hereby acknowledge that: (i) execution of this Master Agreement does not mean that the parties shall automatically make mutual monetary payments; and (ii) in a case where in each Transaction Agreement under this Agreement UBIC requests the Bank to simultaneously perform transactions to make a loan to, receive a deposit from, or purchase bills of exchange drawn on foreign customers from, UBIC, the Bank’s execution of this Agreement and each Transaction Agreement does not automatically mean that the Bank will perform transactions consisting of making a loan, receiving a deposit, or purchasing foreign exchange bills, and the parties acknowledge that such transactions are independent of this Agreement and each Transaction Agreement.

Article 13 (Representations regarding Self-Responsibility)

Each party hereto shall be deemed to have made the following representations to the other party each time it executes a Transaction Agreement with such other party (unless otherwise agreed in writing in the relevant transaction):

1. Each party is acting on its own account as an independent party, and regardless of whether it has any information made available by the other party (whether in writing or orally), will make relevant mutual monetary payments on its own judgment and responsibility.

2. Each party is capable of assessing and understanding the relevant mutual monetary payments (by itself or through experts’ advice) and actually understands the content of such monetary mutual payments, conditions applied and risks involved, and therefore willingly accepts such content, terms and risks.

3. Each party shall make relevant mutual monetary payments after completing necessary internal procedures and verifying and confirming that such payments do not breach or infringe laws, regulations, rules or any contractual restrictions that affect such payments.

Article 14 (Prohibition of Changing Terms)

1. After executing a Transaction Agreement under this Agreement a party shall not change or cancel the currency, amounts, contract prices, settlement dates or any other terms and conditions relating to such Transaction Agreement unless the parties agree to such change or cancellation in writing. The parties hereby acknowledge that a Transaction Agreement shall become valid, before it is made into a written agreement, at the moment when it is entered into orally, including over the phone.

2. The parties hereby acknowledge that after a Transaction Agreement is entered into under this Agreement, once they indicate their intention to exercise options, they shall not cancel such exercise except when the parties otherwise agree in writing.

Article 15 (Discussions)

If there should arise any matters not provided for in this Agreement or the relevant Transaction Confirmation or any ambiguity relating to the interpretation of this Agreement or the relevant Transaction Confirmation the parties shall discuss such matters or interpretation in good faith so as to meet the purpose of this Agreement or the relevant Transaction Agreement.

Article 16 (Governing Laws and Jurisdiction)

The parties hereby agree that this Agreement and the relevant Transaction Agreements shall be governed by the laws of Japan and agree to submit to the jurisdiction of the courts having jurisdiction over the places where the head office or a branch office of the Bank is located.

Article 17 (Expense Sharing)

Expenses incurred by a party in the preparation, execution and performance of this Master Agreement shall be borne by such party unless otherwise provided.

IN WITNESS WHEREOF the parties have prepared an instrument in duplicate and affixed their respective names and seals to the instrument as of the date below, each party holding one copy.

May 27, 2008.

For UBIC:	UBIC, Inc.
Address:	Meisan Takahama building, Seventh floor, 2-12-23, Kounan, Minato Ward, Tokyo 108-0075
/s/ Masahiro Morimoto
Name:	Masahiro Morimoto
Title:	Representative Director

For the Bank:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shinagawa Ekimae Branch
Address:	Taiyo-Seimei Bldg, 16-2 Konan 2-chome, Minato-ku, Tokyo
/s/ Takuya Tanaka
Name:	Takuya Tanaka
Title:	Branch General Manager